M E M O R A N D U M


TO:      All Employees

FROM:    W. G. Henry

DATE:    May 26, 1999

SUBJECT: Special Stockholders' Meeting on June 18, 1999
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The Board of Directors of GDC has called for a special  stockholders' meeting on
June 18, 1999 for the purpose of authorizing additional shares of common stock.

Since many employees of GDC are also shareholders, I am writing to you to encourage you to vote in favor of the proposal to authorize the additional common shares. Proxy cards are now being mailed to all shareholders.

The additional shares are needed for a number of reasons, not the least of which is to assure that we can continue the employee stock purchase plan and the stock option program for employees.

In addition, the Company needs to know that, if necessary, it can look to issuing common stock to provide working capital to fund the new product developments and to support the new business unit initiatives necessary to make GDC successful.

As chief financial officer, I need the maximum flexibility to meet the Company's financial requirements in the best interests of all stockholders as well as employees. Your vote in favor of the proposal would help me achieve this.

Please sign, date and return your proxy card as soon as possible.

Sincerely,

/S/ William G. Henry